Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Helio Corporation

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock(1)	Rule 457(o)	-	-	$17,250,000	$0.00015310	$2,640.98
Equity	Representative Warrants to purchase Common Stock	Rule 457(g)	-	-	-	-		(2)
Equity	Common Stock underlying Representative’s Warrants(3)	Rule 457(o)	-	-	$1,078,125	$0.00015310	$165.06	(3)
				Total Offering Amounts	$18,328,125		$2,806.04
				Total Fees Previously Paid			-
				Total Fee Offsets			-
				Net Fee Due			$2,806.04

(1)	Includes the aggregate offering price of additional shares of common stock that the underwriters have the option to purchase to cover over-allotments.

(2)	Pursuant to Rule 457(g) of the Securities Act of 1933, as amended (the “Securities Act”), no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the common stock issuable upon exercise of the warrants.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The proposed maximum aggregate offering price of the Representative’s Warrants is $1,078,125, which is equal to 5.0% of the aggregate number of shares of common stock sold in this offering, including any shares of common stock sold pursuant to the exercise of the underwriter’s over-allotment option, at an exercise price equal to 125% of the public offering price per share.